                                                                   June 20, 1996
ENAMELON, INC.
15 Kimball Avenue
Yonkers, New York 10704
                    RE:  REGISTRATION STATEMENT ON FORM S-1
Gentlemen:

     We have acted as counsel to Enamelon, Inc., a Delaware corporation (the "Company"), in connection with (a) the proposed public offering by the Company of up to 2,300,000 shares of Common Stock, $.001 par value (the "Common Stock"), including up to 300,000 shares of Common Stock solely to cover over-allotments; and (b) the issuance by the Company to Rodman and Ren shaw, Inc. (the "Representative") of a warrant to purchase 200,000 shares of Common Stock (the "Representative's Warrants"), pursuant to a registration statement on Form S-1 (the "Registration Statement"), originally filed by the Company with the Securities and Exchange Commission on June 20, 1996, pursuant to the Securities Act of 1933, as amended.

     The shares of Common Stock issuable upon exercise of the Representative's Warrants are hereinafter referred to as the "Representative's Warrant Shares." The shares of Common Stock issuable pursuant to the proposed public offering (the "Offered Shares"), the Representative's Warrants and the Representative's Warrant Shares are hereinafter referred to as the "Securities."

     In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, as amended, the By-laws of the Company, as amended, the form of Underwriting Agreement, and the form of Representative's Warrant filed as exhibits to the Registration Statement, your records of corporate proceedings, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the accuracy and completeness of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to such opinions which we did not independently establish or verify, we have relied upon statements or representations of officers and other representatives of the Company, public officials or others.

     Based upon the foregoing, we are of the opinion that:

          1. The Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware.

          2. The sale and issuance of the Securities have been duly authorized by the Board of Directors of the Company, and the Offered Shares and the Representative's Warrant Shares when issued and paid for, as contemplated by the Registration Statement and as provided for in the Representative's Warrants, as the case may be, will be validly issued, fully paid and non-assessable, and no personal liability will attach to the ownership thereof.

     We hereby consent to the reference to our name in the Registration Statement under the caption "Legal Matters" and further consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement.

                                          Very truly yours,

                                          SNOW BECKER KRAUSS P.C.